Exhibit 10.2

ALLSCRIPTS, INC.

EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT, (this "Agreement") is made as of this 8th day of July, 2002, by and between Allscripts, Inc., a corporation organized and existing under the laws of the State of Illinois, with its principal place of business at 2401 Commerce Drive, Libertyville, Illinois 60048 ("Company") and Lee Shapiro ("Executive").

RECITALS

WHREAS, Company desires to employ Executive as its President; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Employment.
  Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Executive Vice President, Sales and Marketing of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the "Bylaws") or as shall be delegated or assigned to Executive by the Board of Directors of Company from time to time. Executive shall carry out his responsibilities hereunder on a full-time basis for and on behalf of Company; provided that Executive shall be entitled to devote time to outside boards of directors, personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive's duties hereunder. Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer of any entity other than Company without the prior written consent of Company.

2. Effective Date and Term.

    The initial term of Executive's employment by Company under this Agreement shall commence as of July 8, 2002 (the "Effective Date") and shall continue in effect for a term of three (3) years, unless earlier terminated as provided herein. Thereafter, this Agreement shall automatically renew for additional and successive terms of one (1) year each, unless either Company or Executive elects not to renew this Agreement upon the expiration of the initial term or any renewal term by providing written notice of such non-renewal to the other party at least one hundred eighty (180) days prior to the expiration of the then current term. As used herein, the term "Employment Period" shall mean the period of from the Effective Date until the termination of the Agreement (i) for non-renewal pursuant to this Section 2, or (ii) pursuant to Section 4 herein.

3. Compensation and Benefits.

    In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

    3.1 Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of two hundred twenty-five thousand dollars ($225,000) per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company's normal payroll practices and procedures. Executive's base salary shall be reviewed annually prior to the beginning of each Fiscal Year (as defined below) during the Employment Period by the Board of Directors of Company (the "Board"), or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board, based on Executive's performance during the preceding Fiscal Year. For purposes of this Agreement, the term "Fiscal Year" shall mean the fiscal year of the Company, commencing on January 1 of each year and ending on December 31. Executive's base salary, as such base salary may be increased annually hereunder, is hereinafter referred to as the "Base Salary."

    3.2 Performance Bonus. Executive shall be eligible to receive a cash bonus with respect to each Fiscal Year of Company that ends during the term of this Agreement (the "Performance Bonus") as follows: (i) a guaranteed annual bonus for each whole Fiscal Year or portion thereof falling within the Employment Period equal to at least the greater of (a) twenty-five percent (25%) of the then current Base Salary, or (b) seventy-five thousand dollars ($75,000); and (ii) to the extent provided in Section 4, for the portion of the last Fiscal Year falling within the Employment Period if the Employment Period terminates on the Termination Date (as defined herein). The Performance Bonus shall be payable on or before April 30 of the year immediately succeeding the Fiscal Year for which such Performance Bonus was earned; provided, however, that if the applicable Company objectives are based on the Company's annual audited financial statements, and if, on such April 30, such financial statements have not yet been issued, the Performance Bonus, if any, shall be payable promptly upon the issuance of such financial statements.

    3.3 Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

        3.3.1 Vacation. Executive shall be entitled to twenty (20) business days per Fiscal Year of paid vacation, such vacation time not to be cumulative (i.e., vacation time not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year).

        3.3.2 Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and his eligible dependents, which are generally available to Company's senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company for its senior executives generally, in accordance with the general eligibility criteria therein.

        3.3.3 Physical Examination. Executive shall be entitled to receive reimbursement for the cost of one general physical examination per twelve (12) month period during the term of the Agreement from a physician chosen by Executive in his reasonable discretion.

        3.3.4 Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company's senior executive employees and as provided in accordance with Company's plans, practices, policies and programs for senior executive employees of Company.

        3.3.5 Indemnification. Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and directors' and officers' insurance coverage, to the extent made available to other senior executives, in accordance with the Bylaws and all other applicable policies and procedures of Company.

    3.4 Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of his duties under this Agreement from time to time upon Executive's submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

    3.5 Stock Awards. Executive shall be eligible to participate in any applicable stock bonus, stock option, or similar plan implemented by Company and generally available to its senior executive employees, including, without limitation, Company's Amended and Restated 1993 Stock Incentive Plan approved by the Board and Company's shareholders on or about June 7, 1999 (the "Plan") for the grant of options to Executive as approved by the Board.

4. Termination of the Agreement Prior To the Expiration.

    This Agreement and the Employment Period of Executive may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the "Termination Date"):

    4.1 Termination upon Death or Disability of Executive.

        4.1.1 This Agreement and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive's estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.4 of the Agreement.

        4.1.2 Company may terminate this Agreement and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be "disabled" if Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician of Company's choice, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive's capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive's shall be final and binding on the parties. Any termination of the Agreement under this Section 4.1.2 shall be effected without any adverse affect on Executive's rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without cause.

    4.2 Termination by Company for Cause. Company may terminate this Agreement and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided however, that Executive shall have a period of ten (10) days (or such longer period not to exceed 30 days as would be reasonably required for Executive to cure such action or inaction) after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term "Cause" shall mean:

        4.2.1 the willful or grossly negligent failure by Executive to perform his duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of Executive;

        4.2.2 Executive's conviction of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that Executive is arrested or indicted for a crime or offense related to any of the foregoing, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

        4.2.3 Executive's violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Company; or

        4.2.4 Executive's material violation of any generally recognized policy of Company, Executive's refusal to follow the lawful directions of the Board, or Executive's insubordination to his supervisor.

Notwithstanding the foregoing, any notice and lapse of time period provided in this Section 4.2 shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months.

    4.3 Termination without Cause. Either party may terminate this Agreement and the Employment Period without cause upon thirty (30) days prior written notice to the other party. If either party elects not to renew this Agreement for any renewal period pursuant to Section 2 hereof, such election shall not constitute a termination of the Employment Period without cause.

    4.4 Termination by Executive for Constructive Discharge.

        4.4.1 Executive may terminate this Agreement and the Employment Period, in accordance with the process set forth below, a result of a Constructive Discharge. For purposes of this Agreement "Constructive Discharge" shall mean:

        (i) a failure of Company to meet its obligations in any material respect under this Agreement, including, but not limited to, any reduction in or failure to pay the Base Salary;

        (ii) a material diminution in or other substantial adverse alteration in the nature or scope of Executive's responsibilities with Company;

        (iii) Executive has been asked to relocate his principal place of business to a location that is more than fifty (50) miles from Company's offices located in Libertyville, Illinois; or

        (iv) there has been a Change of Control of Company.

        4.4.2 For purposes of this Agreement, a "Change of Control" shall mean any one of the following events:

        (i) the acquisition by any person or group of beneficial ownership of stock possessing more than thirty percent (30%) of the outstanding securities of Company which generally entitle the holder thereof to vote for the election of directors ("Voting Power"), except that (a) no such person or group shall be deemed to own beneficially (1) any securities acquired directly from Company pursuant to a written agreement with Company, or (2) any securities held by the company or a subsidiary of Company ("Subsidiary"), or any employee benefit plan (or related trust) of Company or a Subsidiary; and (b) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or

        (ii) the individuals who constitute the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the date of this Agreement whose election or nomination for election by Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered, for purposes of this section, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the 1934 Act); or

        (iii)Company effects: (a) a merger, reorganization or consolidation of Company with respect to which the individuals and entities who were the respective beneficial owners of the shares of common stock and Voting Power of Company immediately before such merger, reorganization or consolidation do not, immediately after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the Voting Power of the corporation resulting from such merger, reorganization, or consolidation; (b) a liquidation or dissolution of Company; or (c) a sale or other disposition of all or substantially all of the assets of Company.

        4.4.3 For purpose of the foregoing definition, the terms "beneficially owned" and "beneficial ownership" and "person" shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and "group" means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act.

        4.4.4 In the event of a Constructive Discharge other than as a result of a Change in Control, Executive shall have the right to terminate this Agreement and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of a Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of ten (10) days after receipt by Company of such written notice and Company has not cured such Constructive Discharge within the 10-day period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The effective date of a Constructive Discharge shall be: (i) in the event of a Constructive Discharge under Section 4.4.1(i) or (ii), the effective date of the event giving rise to the Constructive Discharge; or (ii) in the event of a Constructive Discharge under Section 4.4.1(iii), the date on which Executive receives notice of the request to relocate.

        4.4.5 In the event of a Constructive Discharge as a result of a Change of Control, Executive shall have the right to terminate this Agreement and receive the benefits set forth in Section 4.5.2 upon delivery of written notice to Company no later than one (1) year following the effective date of the Change of Control.

    4.5 Rights upon Termination. Upon termination of this Agreement and the Employment, the following shall apply:

        4.5.1 Termination by Company Without Cause or for Constructive Discharge. If Company terminates the Employment Period without Cause (other than a non-renewal by Company under Section 2), or if Executive terminates the Employment Period as a result of a Constructive Discharge, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, subject to Section 4.5.2, below, Company shall be obligated to pay Executive (or provide Executive with) the following benefits as severance:

        (i) two (2) years of Executive's Base Salary, payable in twenty-four (24) equal monthly installments commencing on the Termination Date, equal to Executive's annual Base Salary in effect immediately prior to the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof);

        (ii) the Performance Bonus for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus to be determined in the manner it would have been determined under Section 3.2 had there been no termination of the Employment Period), payable as follows: (a) fifty percent (50%) of such Performance Bonus shall be paid to Executive on the Termination Date; and (b) the remaining fifty percent (50%) shall be paid in twelve (12) equal monthly installments commencing on the fifteenth day of the first full month following the Termination Date;

        (iii) continuation of Executive's then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.2.2 for a period of twenty-four (24) months following the Termination Date, with Executive's contribution to such plans as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company; provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer;

        (iv) outplacement services, in an amount up to ten thousand dollars ($10,000), paid to Executive on exit; and

        (v) any stock options or other awards granted to Executive pursuant to Section 3.5 that have not vested as of the Termination Date shall vest in full upon the Termination Date.

        4.5.2 Additional Severance Upon Termination for Change of Control. If Executive terminates the Employment Period pursuant to Section 4.4 by reason of a Change of Control, then Executive shall be entitled to receive the compensation and benefits described in Section 4.5.1 (except for those benefits described in Sections 4.5.1(i) and (ii)) and the following additional benefits as severance:

        (i) payment in a lump sum of an amount equal to the product of Executive's Base Salary in effect as of the Termination Date, multiplied by 2.99; and

        (ii) a lump sum payment of the minimum Performance Bonus amount of seventy-five thousand dollars ($75,000), multiplied by 2.99.

        4.5.3 Termination With Cause by Company or Without Cause by Executive. If Company terminates the Employment Period with Cause, or if Executive terminates the Employment Period other than as a result of a Constructive Discharge or a non-renewal under Section 2, Company shall be obligated to pay Executive (i) any Base Salary amounts that have accrued but have not been paid as of the Termination Date; and (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period).

        4.5.4 Termination Upon Death or Disability. If the Employment Period is terminated because of the death or disability of Executive, Company shall be obligated to pay Executive or, if applicable, Executive's estate, the following amounts: (i) earned but unpaid Base Salary; (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period); and (iii) the amount of Executive's Performance Bonus, if any, for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus, if any, to be determined in the manner it would have been determined under Section 3.2 had there been no termination of the Employment Period), payable as follows: (a) fifty percent (50%) of such Performance Bonus shall be paid on the Termination Date; and (b) the remaining fifty percent (50%) shall be paid in twelve (12) equal monthly installments commencing on the fifteenth day of the first full month following the Termination Date.

        4.5.5 Termination for Non-Renewal by Company. If the Employment Period is terminated by reason of a non-renewal by Company under Section 2, then Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, Company shall be obligated to pay Executive as severance one (1) year of Executive's Base Salary, payable in twelve (12) equal monthly installments commencing on the Termination Date, equal to Executive's annual Base Salary in effect immediately prior to the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof).

    4.6 Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

5. Noncompetition and Confidentiality.

    5.1 Covenant Not to Compete. During the Employment Period and for a period of one (1) year after the expiration or earlier termination of the Employment Period (other than a termination by Company without Cause or a termination by Executive for Constructive Discharge), Executive shall not, (i) directly or indirectly act in concert or conspire with any person employed by Company in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct Competitor (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). For purposes of this Agreement, the term "Direct Competitor" shall mean any person or entity engaged in the business of marketing or providing within the continental United States prescription products or services for pharmacy benefit management products or services including, without limitation, prepackaged prescription products or services, point of care pharmacy dispensing systems, point of care decision support software for physicians, mail service pharmacy products or services, or pharmaceuticals or pharmaceutical delivery systems.

    5.2 No Solicitation of Employees. During the Employment Period and for a period of one (1) year following the expiration or earlier termination of the Employment Period for any reason, Executive shall not, directly or indirectly, whether for its own account or for the account of any other individual or entity, (i) employ, hire or solicit for employment, or attempt to employ, hire or solicit for employment, any Employee (as defined below), (ii) divert or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with or circumvent Company's relationship with, any Employees, or (iii) induce or attempt to induce, directly or indirectly, any Employee to terminate his or her employment or other business relationship with Company. For purposes of this Section 5.2, "Employee" shall mean any person who is or was employed by Company during the Employment Period; provided, however, that "Employee" shall not include any person (a) whose employment with Company was terminated by Company without cause, or (b) who was not employed by Company at any time during the six (6) month period immediately prior to the Termination Date.

    5.3 Confidential Information. Company has advised Executive, and Executive acknowledges, that it is the policy of Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to Company. Executive shall not at any time, directly or indirectly divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Executive's employment), nor use in any manner, either during the Employment Period or after the termination of the Employment Period for any reason, any Protected Information, or cause any such information of Company to enter the public domain, except as required by law or court order. "Protected Information" means trade secrets, confidential and proprietary business information of Company, and any other information of Company, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with Company, is not Protected Information.

    5.4 Injunctive Relief. Executive acknowledges and agrees that the restrictions imposed upon him by this Section 5 and the purpose for such restrictions are reasonable and are designed to protect the Protected Information and the continued success of Company without unduly restricting Executive's future employment by others. Furthermore, Executive acknowledges that in view of the Protected Information of Company which Executive has or will acquire or has or will have access to and the necessity of the restriction contained in this Section 5, any violation of the provisions of this Section 5 would cause irreparable injury to Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Executive consents and agrees that if he violates any of the provisions of this Section 5, the company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including monetary damages, to an injunction to be issued by a court of competent jurisdiction, restraining Executive from committing or continuing any violation of this Section 5.

6. Certain Additional Payments by Company.

    Company agrees that:

    6.1 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or if any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

    6.2 Subject to the provisions of Section 6.3, below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Company exhausts its remedies pursuant to Section 6.3, below, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive.

    6.3 Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

        6.3.1 Give Company any information reasonably requested by Company relating to such claim;

        6.3.2 Take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company;

        6.3.3 Cooperate with Company in good faith in order effectively to contest such claim; and

        6.3.4 Permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs an expenses. Without limiting the foregoing provisions of this Section 6.3, the company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided further, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive on an interest-free basis ad shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. further more, Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    6.4 If, after the receipt by Executive of an amount advanced by Company pursuant to Section 6.3 above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company's complying with the requirements of said interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Company pursuant to said Section 6.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

7. No Set-Off or Mitigation.

    The Company's obligation to make the payments provided or in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

8. Payment of Certain Expenses.

    Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by Company, Executive or others of the validity or enforceability of, or liability under, any provision of the Agreement (including as a result of any contest initiated by Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that Company shall not be obligated to make such payment with respect to any contest in which Company prevails over Executive.

9. Indemnification.

    To the fullest extent permitted by law, Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by Executive in connection with the defense or any lawsuit or other claim to which Executive is made a party by reason of being an officer, director or employee of Company or any of its Subsidiaries.

10. Miscellaneous.

    10.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

    10.2 No Conflicts. Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he/she is a party.

    10.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois' choice of law statutes or decisions.

    10.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one ore more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

    10.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

    10.6 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Allscripts, Inc.
2401 Commerce Drive
Libertyville, Illinois 60048
Attention: Chief Executive Officer

With a copy to:	Akin, Gump, Strauss, Hauer and Feld, L.L.P.
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: Philip Green

To Executive:	Lee Shapiro
2211 Schiller Avenue
Wilmette, IL 60091

With a copy to:	Michael Nemeroff, Esq.
Vedder Price
222 N. LaSalle St.
Chicago, IL 60601

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

    10.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive's heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Executive for all purposes.

    10.8 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive's employment by Company and his obligations thereto. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

    10.9 Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

        10.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 10.9.2.

        10.9.2 Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 10.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgement may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. The company shall pay the costs of arbitration.

    10.10 Survival. The provisions of Sections 4.5, 5, 8 and 9 of this Agreement shall survive the expiration or earlier termination of the Agreement.

    10.11 Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

    10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHREOF, the parties have executed this Agreement as of the date and year first above written.

ALLSCRIPTS, INC.

By: /s/Philip D. Green

Name: Philip Green

Title: Board Member/Compensation Committee

EXECUTIVE
/s/Lee Shapiro

Lee Shapiro